FORM 8-K

Securities and Exchange Commission

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2001

PRINCETON AMERICAN CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation	0-5141 (Commission File Number)	22-1848644 (IRS Employer Identification Number)

2222 E. Camelback Road, Suite 105, Phoenix, Arizona (Address of Principal Executive Offices)	85016 (Zip Code)

Registrant’s Telephone Number, including area code: (602) 522-2444

Item 3. Bankruptcy or Receivership

     Princeton American Corporation sets forth below the following developments in the United States Bankruptcy Court pursuant to the implementation of and operation under its Joint Plan of Reorganization which became effective December 20, 1997:

     Testasecca, et al. v. Princeton American Corporation, et al. In May 2001, Lawrence Testasecca and others filed a Complaint in an adversary pleading in the Bankruptcy Court asking for declaratory judgment, preliminary and permanent injunction, and damages based upon claims of breach of fiduciary duty, securities fraud, and negligence. Among other things, the Plaintiffs allege that they should be recognized as owner of an unspecified number of shares purchased after the Bankruptcy Court proceedings began without establishing that those shares were the subject of allowed interests under the Plan of Reorganization. The Plaintiffs filed an emergency Motion for Relief to vacate the Court’s order dated September 15, 2000, which ordered Princeton American and its transfer agent to cancel all outstanding Princeton American share certificates and issue new share certificates reflecting the allowed interests of shareholders under the Plan of Reorganization for Princeton American and the Court’s prior orders.

     At a hearing on May 31, 2001, the Court issued a limited temporary restraining order prohibiting Princeton American from canceling the shares of stock owned by the Plaintiffs. An evidentiary hearing was set for June 27, 2001. At the time set for that hearing, on the Plaintiffs’ motion, the Court continued the hearing to August 3, 2001. At the same time, the Court dissolved the temporary restraining order.

     Princeton American believes that all allegations of the Plaintiffs are without merit, and is vigorously defending all claims.

     Princeton American had delayed sending new share certificates to persons holding allowed interests until the Court ruled on the injunctive relief requested by the Plaintiffs. On June 27, 2001, the temporary restraining order was dissolved, and Princeton American intends to deliver new share certificates to holders of record as soon as reasonably practicable. Princeton American is seeking to have its shares traded under a new trading symbol on the Over-the-Counter Bulletin Board.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 27, 2001

Princeton American Corporation

By: /s/ William C. Taylor William C. Taylor, Chief Executive Officer